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                                                                     EXHIBIT 4.3


                              [FORM OF SURETY BOND]

                                     [DATE]

                                                          SURETY BOND NO. SB____

RE: NATIONSCREDIT GRANTOR TRUST 1997-1 (THE "TRUST") $_______________ ___% MARINE RECEIVABLE-BACKED CERTIFICATES, (THE "CERTIFICATES")

INSURED OBLIGATION:        OBLIGATION OF THE TRUST TO PAY INTEREST ON AND
                           PRINCIPAL OF THE CERTIFICATES AND THE MONTHLY
                           SERVICING FEE IN THE EVENT NATIONSCREDIT COMMERCIAL
                           CORPORATION OF AMERICA OR AN AFFILIATE THEREOF IS NOT
                           THE SERVICER

BENEFICIARY:               BANKERS TRUST COMPANY, AS TRUSTEE OF THE TRUST,
                           TOGETHER WITH ANY SUCCESSOR TRUSTEE DULY QUALIFIED
                           UNDER THE POOLING AND SERVICING AGREEMENT (AS DEFINED
                           HEREIN) (THE "TRUSTEE"), FOR THE BENEFIT OF THE
                           HOLDERS OF THE CERTIFICATES

         CAPITAL MARKETS ASSURANCE CORPORATION ("CapMAC"), for consideration received and subject to the terms of this surety bond (the "Surety Bond"), does hereby unconditionally and irrevocably guarantee to the Beneficiary, payment of the Insured Obligation. CapMAC agrees to pay to the Beneficiary, in respect of each Distribution Date, an amount equal to the amount, if and, by which (i) the Priority Distributions exceeds (ii) the sum of Available Funds and the amount on deposit in the Reserve Account on such Distribution Date;

provided, however, that in no event shall the aggregate amount of payments made hereunder in respect of principal of the Certificates exceed the Insured Principal Amount.

         Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement dated as of April 30, 1997 (the "Pooling and Servicing Agreement") by and among NationsCredit Securitization Corporation, as Depositor, NationsCredit Commercial Corporation of America, as servicer, the Trustee and the Collateral Agent.

         "Insured Principal Amount" means $__________.

         CapMAC will pay or cause to be paid to the Beneficiary, irrevocably and unconditionally and without the prior assertion of any defenses to payment, including fraud in inducement or fact, the amount demanded in a Notice for Payment in the form of Exhibit A hereto ("Notice for Payment"), appropriately completed and executed by the Beneficiary, not to exceed the sum of
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the amount calculated pursuant to the first paragraph of this Surety Bond for the Distribution Date relating to the Notice for Payment, in immediately available funds on the later of (a) 11:00 a.m. New York City time on the second Business Day following Receipt of such notice for payment and, (b) 11:00 a.m. New York City time on the Business Day immediately preceding the related Distribution Date.

         A Notice for Payment under this Surety Bond must be received by CapMAC by 2:00 p.m. New York City time on any Business Day by (i) delivery of the original Notice for Payment to CapMAC at its address set forth below, or (ii) facsimile transmission of the original Notice for Payment to CapMAC at its facsimile number set forth below. If presentation is made by facsimile transmission, the Beneficiary shall (i) simultaneously confirm transmission by telephone to CapMAC at its telephone number set forth below, and (ii) as soon as reasonably practicable, deliver the original Notice for Payment to CapMAC at its address set forth below. Any Notice for Payment received by CapMAC after 2:00 p.m. New York City time, on a Business Day, or on any day that is not a Business Day, will be deemed to be received by CapMAC at 9:00 a.m., New York City time, on the next succeeding Business Day.

         The terms "Receipt" and "Received," with respect to the Surety Bond, mean actual delivery to CapMAC, prior to 2:00 p.m., New York City time, on a Business Day; delivery either on a day that is not a Business Day or after 2:00 p.m., New York City time, shall be deemed to be Received on the next succeeding Business Day.

         Subject to the foregoing, if any payments guaranteed by the first paragraph above are voided (a "Preference Event") pursuant to a final and non-appealable order under any applicable bankruptcy, insolvency, receivership or similar law in an Insolvency Proceeding (as defined herein), and, if as a result of such a Preference Event, the Beneficiary is required to return such voided payment, or any portion of such voided payment, made in respect of the Certificates (the "Avoided Payment"), CapMAC will pay on the guarantee described in the first paragraph hereof, an amount equal to such Avoided Payment, irrevocably, absolutely and unconditionally and without the assertion of any defenses to payment, including fraud in the inducement or fact or any other circumstances that would have the effect of discharging a surety in law or in equity, upon receipt by CapMAC from the Beneficiary of (x) a certified copy of a final order of a court exercising jurisdiction in such Insolvency Proceeding to the effect that the Beneficiary is required to return any such payment or portion thereof prior to the Surety Bond Termination Date (as defined below) because such payment was voided under applicable law, with respect to which order the appeal period has expired without an appeal having been filed (the "Final Order"), (y) an assignment, in form reasonably satisfactory to CapMAC, irrevocably assigning to CapMAC all rights and claims of such Beneficiary relating to or arising under such Avoided Payment and (z) a Notice for Payment in form of Exhibit A hereto appropriately completed and executed by the Trustee. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Final Order and not to the Beneficiary directly.

         Notwithstanding the foregoing, in no event shall CapMAC be obligated to make any payment in respect of any Avoided Payment, which payment represents a payment of principal


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amount of the Certificates, prior to the time CapMAC would have been required to make a payment in respect of principal pursuant to the first paragraph hereof or, which payment represents a payment of principal amount of the Certificates, exceeding the Insured Principal Amount less all amounts paid with respect to principal hereunder or from the Reserve Account.

         CapMAC shall make payments due in respect of Avoided Payments prior to 1:00 p.m., New York City time, on the second Business Day following CapMAC's Receipt of the documents required under clauses (x) through (z) of the second preceding paragraph.

         Under the Surety Bond, "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the City of New York, New York and the States of [ ] are authorized or obligated by law or executive order to be closed.

         "Insolvency Proceeding" means the commencement, after the Closing Date, of any bankruptcy, insolvency, readjustment of debt, reorganization, marshaling of assets and liabilities or similar proceedings by or against any Person, or the commencement, after the Closing Date, of any proceedings by or against any Person for the winding up or liquidation of its affairs, or the consent after the date hereof to the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshaling of assets and liabilities or similar proceedings of or relating to any Person.

         CapMAC hereby waives and agrees not to assert any and all rights to require the Beneficiary to make demand on or to proceed against any person, party or security prior to demanding payment under this Surety Bond.

         No defenses, set-offs and counterclaims of any kind available to CapMAC so as to deny payment of any amount due in respect of this Surety Bond will be valid and CapMAC hereby waives and agrees not to assert any and all such defenses, set-offs and counterclaims, including, without limitation, any such rights acquired by subrogation, assignment or otherwise.

         Any rights of subrogation acquired by CapMAC as a result of any payment made under this Surety Bond shall, in all respects, be subordinate and junior in right of payment to the prior indefeasible payment in full of all amounts due the Trustee on account of payments due under the Certificates.

         This Surety Bond is neither transferable nor assignable except, in whole but not in part, to a successor Trustee duly appointed and qualified under the Pooling and Servicing Agreement. Such transfer and assignment shall be effective upon receipt by CapMAC of a copy of the instrument effecting such transfer and assignment signed by the transferor and by the transferee, and a certificate, properly completed and signed by the transferor and the transferee, in the form of Exhibit B hereto (which shall be conclusive evidence of such transfer and assignment), and, in such case, the transferee instead of the transferor shall, without the necessity of further action, be entitled to all the benefits of and rights under this Surety Bond in the transferor's place, provided that, in such case, the Notice for Payment presented hereunder shall be a certificate of the


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transferee and shall be signed by one who states therein that he is a duly authorized officer of the transferee.

         All notices, presentations, transmissions, deliveries and communications made by the Beneficiary to CapMAC with respect to this Surety Bond shall specifically refer to the number of this Surety Bond and shall be made to CapMAC at:

                           Capital Markets Assurance Corporation
                           885 Third Avenue, 14th Floor
                           New York, N.Y. 10022

                           Attention: Managing Director,
                                             Credit Enhancement
                           Telephone: (212) 891-4271
                           Facsimile: (212) 755-5462

or such other address, officer, telephone number or facsimile number as CapMAC may designate to the Beneficiary in writing from time to time. Each such notice, presentation, delivery and communication shall be effective only upon actual receipt by CapMAC.

         The obligations of CapMAC under this Surety Bond are irrevocable, primary, absolute and unconditional (except as expressly provided herein) and neither the failure of the Trustee, the Depositor, the Servicer or any other person, to perform any covenant or obligation in favor of CapMAC (or otherwise), nor the failure or omission to make a demand permitted hereunder, nor the commencement of any bankruptcy, debtor or other insolvency proceeding by or against the Trustee, the Depositor, the Servicer or any other person shall in any way affect or limit CapMAC's obligations under this Surety Bond. If an action or proceeding to enforce this Surety Bond is brought, the Beneficiary shall be entitled to recover from CapMAC costs and expenses reasonably incurred, including without limitation reasonable fees and expenses of counsel.

         There shall be no acceleration payment due under this Surety Bond unless such acceleration is at the sole option of CapMAC.

         [This Surety Bond and the obligations of CapMAC hereunder shall terminate upon the earlier to occur of (a) the payment in full of all amounts payable to Certificateholders with respect to the Certificates; and (b) the date that CapMAC receives written notice from the Trustee, substantially in the form of Exhibit C hereto, stating that the termination of the Trust has occurred.]

         This Surety Bond shall be returned to CapMAC on the Surety Bond Termination Date.

         THIS SURETY BOND IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE FUND SPECIFIED IN ARTICLE SEVENTY-SIX OF THE NEW YORK STATE INSURANCE LAW.


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         This Surety Bond sets forth in full the undertaking of CapMAC, and shall not be modified, altered or affected by any other agreement or instrument, including any modification or amendment to any other agreement or instrument, or by the merger, consolidation or dissolution of the Trust or any other Person and may not be canceled or revoked prior to the time it is terminated in accordance with the express terms hereof.




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         THIS SURETY BOND SHALL BE CONSTRUED, AND THE OBLIGATIONS, RIGHTS AND
REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.


         IN WITNESS WHEREOF, CapMAC has caused this Surety Bond to be executed on the date first written above.


                      CAPITAL MARKETS ASSURANCE CORPORATION



                           By:
                              ------------------------




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